Exhibit 1.4

                      AMENDMENTS TO ARTICLES OF ASSOCIATION

                              DATED AUGUST 25, 2004


RESOLVED, that Article 39 of the current Articles be amended by adding Article 39(c), as following:

"(c) In addition to the directors appointed in accordance with Article 39(a), the Company shall appoint one additional director (the "Unclassified Director") for a one (1) year term and until the following Annual General Meeting to serve on the Company's Board of Directors, such Unclassified Director to be elected at the Annual General Meeting, by the vote of the holders of a majority of the voting power represented at such meeting in person or by proxy and voting on the election of the Unclassified Director. The Unclassified Director may be classified as a Class II Director at any time by a resolution of the Board of Directors (not including such Unclassified Director). In addition, the position of such Unclassified Director may be classified as a Class II Director at any time by a resolution of the Board of Directors (not including such Unclassified Director), whether or not such position is vacant at such time. Upon the submission of any tender offer (as defined in the Companies Law) for the Company's shares, such Unclassified Director and the position of such Unclassified Director (even if vacant) shall automatically be classified as a Class II Director (unless determined otherwise by a resolution of the Board of Directors (not including such Unclassified Director) adopted within 30 days of the announcement of such Tender Offer). Upon any such classification as a Class II Director, the director then serving as an Unclassified Director shall continue to serve on the Company's Board of Directors as a Class II Director and shall be subject to re-election with the Class II Directors. Once the position of the Unclassified Director is classified as a Class II Director, then that position will remain a Class II Director and the position of the Unclassified Director shall no longer exist. The Unclassified Director may be removed from office in accordance with the provisions of Article 39(b) which shall apply, mutatis mutandis."